Exhibit 99.1

GSI GROUP INC.

Sales and Gross Profit by Reportable Segment

(UNAUDITED)

The following table sets forth the external sales, gross profit and gross profit percentage for each of the updated reportable segments for the periods noted (dollars in thousands):

	Q1	Q4	Q3	Q2	Q1
	Three Months Ended
	April 1, 2011	December 31, 2010	October 1, 2010	July 2, 2010	April 2, 2010
Sales:
Laser Products	$30,696	$32,972	$29,093	$30,850	$28,444
Precision Motion and Technologies	50,628	47,285	50,505	43,583	39,500
Semiconductor Systems	10,534	11,362	11,947	11,304	46,671

Total	$91,858	$91,619	$91,545	$85,737	$114,615

Gross profit:
Laser Products	$10,795	$12,631	$11,744	$11,423	$10,936
Precision Motion and Technologies	23,947	21,385	23,726	22,649	20,592
Semiconductor Systems	5,152	4,347	5,474	3,984	17,510

Total	$39,894	$38,363	$40,944	$38,056	$49,038

Gross profit percentages:
Laser Products	35.2%	38.3%	40.4%	37.0%	38.4%
Precision Motion and Technologies	47.3%	45.2%	47.0%	52.0%	52.1%
Semiconductor Systems	48.9%	38.3%	45.8%	35.2%	37.5%

Total	43.4%	41.9%	44.7%	44.4%	42.8%

	Q4	Q3	Q2	Q1
	Three Months Ended
	December 31, 2009	October 2, 2009	July 3, 2009	April 3, 2009
Sales:
Laser Products	$25,719	$23,921	$21,656	$23,270
Precision Motion and Technologies	33,838	26,018	23,492	26,804
Semiconductor Systems	12,952	5,128	17,756	13,834

Total	$72,509	$55,067	$62,904	$63,908

Gross profit:
Laser Products	$10,243	$8,997	$7,336	$8,035
Precision Motion and Technologies	14,950	12,159	9,479	11,199
Semiconductor Systems	3,002	1,143	7,638	4,365

Total	$28,195	$22,299	$24,453	$23,599

Gross profit percentages:
Laser Products	39.8%	37.6%	33.9%	34.5%
Precision Motion and Technologies	44.2%	46.7%	40.3%	41.8%
Semiconductor Systems	23.2%	22.3%	43.0%	31.6%

Total	38.9%	40.5%	38.9%	36.9%

Description of Updated Reportable Segments

The Company’s updated reportable segments shown above and their principal activities consist of the following:

Laser Products

The Laser Products segment designs, manufactures, and markets photonics-based solutions, consisting of lasers and laser-based systems, to customers worldwide. The Laser Products segment provides the industrial, scientific, medical, packaging, aerospace and homeland security markets with applications that include cutting, welding, drilling, micro-machining, scientific research, remote sensing, surface marking, and deep engraving of metal and plastic parts. Many of the products are customized for the customer. The Laser Products segment sells these products both directly utilizing a highly technical sales force and indirectly through resellers and distributors.

Precision Motion and Technologies

The Precision Motion and Technologies segment designs, manufactures and markets air bearing spindles, encoders, precision motion devices, thermal printers, and light and color measurement systems to customers worldwide. The majority of these products are based on the segment’s core competencies in precision motion and motion control technologies. The vast majority of the segment’s product offerings are sold to original equipment manufacturers (“OEM’s”). These products are used in the electronics, aerospace, materials processing, data storage, imaging and other light industrial markets. The Precision Motion and Technologies segment sells these products both directly utilizing a highly technical sales force and indirectly through resellers and distributors.

Semiconductor Systems

The Semiconductor Systems segment designs, develops and sells production systems that process semiconductor wafers using laser beams and high precision technology. The systems manufactured by the Company’s Semiconductor Systems segment are sold to integrated device manufacturers and wafer processors. The Semiconductor Systems segment’s systems perform laser-based processing on all of the following types of semiconductors: general wafers used for logic or memory purposes, dynamic random access memory (DRAM, “Not And” or NAND) chips and high performance analog chips.